Exhibit 99.1

STEC Announces SEC Civil Charges

SANTA ANA, Calif., July 19, 2012 — STEC, Inc. (Nasdaq:STEC) announced today the United States Securities and Exchange Commission filed a civil action against Manouch Moshayedi, the Company’s chairman and chief executive officer, in connection with the Staff of the Commission’s previously announced investigation into possible violations of the federal securities laws. The Commission also notified the Company that it would not bring an enforcement action against the Company or any of its other executive officers. The Commission’s civil complaint, filed in the United States District Court for the Central District of California, alleges that Mr. Moshayedi violated the antifraud provisions of the federal securities laws. The complaint seeks (1) an injunction against future violations of the federal securities laws; (2) disgorgement of any ill-gotten gains as well as pre-judgment interest; (3) civil monetary penalties; and (4) a bar from serving as an officer or director of a public company.

“With the conclusion of the investigation, we remain confident that an independent trier of fact will find that the Commission’s allegations against Manouch Moshayedi, our chief executive officer, are without merit,” said Kevin C. Daly, Ph.D., the Company’s lead independent director.

About STEC, Inc. (Nasdaq:STEC)

STEC, Inc. is a leading global provider of solid-state drive (SSD) technologies and solutions tailored to meet the high-performance, high-reliability needs of original equipment manufacturers (OEMs). With headquarters in Santa Ana, California and locations worldwide, STEC leverages almost two decades of solid-state knowledge and experience to deliver the most comprehensive line of SSDs to the storage industry.

STEC and the STEC logo are either registered trademarks or trademarks of STEC, Inc. in the United States and certain other countries. All other trademarks or brand names referred to herein are the property of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the potential outcome of civil litigation against one of the Company’s executive officers. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Although STEC believes that the forward-looking statements contained in this release are reasonable, it can give no assurance that its expectations will be fulfilled. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by STEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Special attention is directed to the portions of those documents entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The information contained in this press release is a statement of STEC’s present intention, belief or expectation. STEC may change its intention, belief, or expectation, at any time and without notice, based upon any changes in such factors, in STEC’s assumptions or otherwise. STEC undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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CONTACTS:

Jerry Steach

Press and Media Relations

STEC, Inc.

(415) 222-9996

pr@stec-inc.com

Mitch Gellman

Vice President of Investor Relations

STEC, Inc.

(949) 260-8328

ir@stec-inc.com